                            THIRD SUPPLEMENTAL INDENTURE

          THIS THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") dated as of August 31, 1995, by and among IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), Pioneer Finance Corp., a Nevada corporation (the "Company"), Pioneer Hotel Inc., a Nevada corporation ("Operating Company"), and Sahara Gaming Corporation, a Nevada corporation (the "Guarantor"). Capitalized terms not otherwise defined herein have the meanings set forth in the Indenture, as defined below.

                                  R E C I T A L S

          A. The Company, Sahara Casino Partners, L.P. ("Sahara Casino"), as guarantor, and Security Pacific National Bank ("Security Pacific"), as trustee, executed that certain Indenture dated December 1, 1988 (as amended as described herein, the "Indenture"), as amended by (i) that certain First Supplemental Indenture, dated as of December 21, 1990, among the Company, Sahara Casino, as guarantor, and Security Pacific, as trustee; (ii) that certain Second Supplemental Indenture, dated as of September 30, 1993, among Bank of America National Trust and Savings Association ("Bank of America"), as successor trustee, the Company, Sahara Casino, as guarantor, Pioneer Operating Limited Partnership, a Nevada limited partnership ("POLP"), Operating Company, and the Guarantor, reflecting various reorganizations in which the Guarantor became the successor of Sahara Casino and the Operating Company became the successor of POLP; and (iii) that certain Tri-Party Agreement, dated as of December 30, 1994, by and among the Company, the Guarantor, the Operating Company, Bank of America, Bank of America Nevada, a Nevada banking association, and the Trustee, pursuant to which Bank of America was replaced as the trustee by the Trustee, with respect to $120,000,000 principal amount of the Company's 13 1/2% First Mortgage Bonds Due December 1, 1998 ("Bonds"). The Bonds are guaranteed by the Guarantor ("Guarantee"). The Bonds and the Company's obligations under the Indenture are secured by the real and personal property described in or from time to time subject to the Mortgage and the other Mortgage Documents.

          B. Section 801(d) of the Indenture provides that the Guarantor shall not cause or permit any of its consolidated Subsidiaries to dispose of all or substantially all of their respective properties or assets, except when such assets or properties are transferred to other Subsidiaries of the Guarantor. Hacienda Hotel Inc. ("HHI"), a Nevada corporation and consolidated Subsidiary of the Guarantor, has

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entered into an agreement to dispose of substantially all of its assets, including the Hacienda Resort Hotel and Casino (the "Hacienda Hotel"). Sahara Nevada Corp. ("SNC") and Sahara Las Vegas Corp. ("Sahara Las Vegas"), each Nevada corporations and consolidated Subsidiaries of the Guarantor, have entered into agreements to dispose of all or substantially all of their respective assets, comprised of the Sahara Hotel and Casino and related property (the "Sahara Hotel").

          C. The Company and the Guarantor, pursuant to the Consent and Waiver, dated July 10, 1995, as supplemented by a letter dated July 11, 1995, attached hereto as Exhibit A (as supplemented, the "Consent and Waiver"), have solicited the consent of the Holders to the Waiver of Section 801(d) of the Indenture with respect to the transactions described above, and the Holders of at least a majority of the outstanding Bonds have granted such consent and waiver, subject to the terms and conditions included in the Consent and Waiver.

          D. The terms and conditions of the Consent and Waiver require certain amendments to the Indenture, which amendments are effected hereby.

          E. The Company, the Operating Company and Guarantor have requested that the Trustee execute this Third Supplemental Indenture, and the Trustee is willing to execute this Third Supplemental Indenture pursuant to the terms and conditions of the Indenture.

          NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties further agree as follows:

                                     AGREEMENT

          I.   OBLIGATIONS OF THE GUARANTOR

          A.   ACQUISITION AND CONTRIBUTION OF BONDS TO THE OPERATING COMPANY

          The Guarantor shall, subject to the applicable conditions described in Section I.E hereof, acquire or cause to be acquired $20,000,000 principal amount of Bonds (the "Putnam Bonds"), as described in and subject to the terms and conditions of that certain letter dated February 8, 1995, among Putnam Investment Management, the Guarantor and the Company, attached hereto as Exhibit B. Upon the acquisition of such Putnam Bonds, the Guarantor shall cause such Putnam

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Bonds to be submitted to the Trustee for cancellation pursuant to Section 309 of the Indenture.

          B.   CONTRIBUTION OF CASH TO THE OPERATING COMPANY

          1. The Guarantor shall, subject to the applicable conditions described in Section I.E hereof, contribute or cause to be contributed $10,000,000 (the "$10,000,000 Contribution") to the Operating Company within sixty (60) days after the later of the consummation of the sales of the Hacienda Hotel and the Sahara Hotel.

          2. The Guarantor shall, subject to the applicable conditions described in Section I.E hereof, contribute $5,000,000 (the "$5,000,000 Contribution") to the Operating Company within sixty (60) days after the later of the consummation of the sales of the Hacienda Hotel and the Sahara Hotel.

          C. CONTRIBUTION OF CAPITAL STOCK OF SAHARA GREEN VALLEY TO OPERATING COMPANY

          The Guarantor shall, subject to the applicable conditions described in Section I.E hereof, contribute the outstanding capital stock of Sahara Mission Valley Inc., a Nevada corporation ("Sahara Green Valley") to the Operating Company. Concurrently with such contribution, the Guarantor shall cause SNC to forgive an affiliate note in the amount of approximately $17,000,000 expected to be made by Sahara Green Valley in favor of SNC.

          D. CONTINGENT CONTRIBUTION OF CASH TO THE OPERATING COMPANY OR SAHARA GREEN VALLEY

          1. The Guarantor shall, subject to the applicable conditions described in Section I.E hereof, loan or contribute, or cause its Subsidiaries or Affiliates to loan or contribute, to the Operating Company and/or Sahara Green Valley up to a maximum of $10,000,000 in the aggregate (the "Contingent Cash Obligation"). The amount of the Contingent Cash Obligation shall be reduced to the extent the Guarantor and or any of its Affiliates shall have loaned or contributed funds other than pursuant to the $10,000,000 Contribution and the $5,000,000 Contribution (the "Alternative Contribution") to the Operating Company and/or Sahara Green Valley prior to the time of the requirement to loan or contribute money under the Contingent Cash Obligation. The obligation of the Guarantor to make the Contingent Cash Obligation shall be secured by a lien in the form of a deed of trust (the "Wet'N Wild Deed of Trust"), in favor of the Trustee and for the benefit of the Holders, on that certain real property located

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in Clark County, Nevada, commonly known as the Wet'N Wild water park and comprising approximately 26.80 acres, more or less (the "Wet'N Wild Parcel"), which Wet'N Wild Deed of Trust shall be executed and recorded in form and substance satisfactory to the Trustee upon the consummation of the sale of the Sahara Hotel and shall be released upon the earlier of (i) the making of loans and/or contributions by the Guarantor and/or its Affiliates to the Operating Company and/or Sahara Green Valley in an aggregate amount equal to at least $10,000,000, pursuant to the Alternative Contribution and/or the Contingent Cash obligation, and (ii) satisfaction in full of the Bonds.

          E.   CONDITIONS TO THE OBLIGATIONS OF THE GUARANTOR

          1. The obligations of the Guarantor to consummate the transactions described in Section I.A hereof are subject to the consummation of the sale of substantially all of the assets of HHI.

          2. The obligations of the Guarantor to make the $10,000,000 Contribution and the $5,000,000 Contribution described in Section I.B and C hereof are subject to the consummation of the sales of substantially all of the assets of HHI, SNC and Sahara Las Vegas.

          3. The obligations of the Guarantor to fund or cause to be funded the Contingent Cash Obligation described in Section I.D hereof are subject to
(i) the consummation of a sale by Sahara Las Vegas of the Wet'N Wild Parcel at any time prior to the Maturity of the Bonds, or (ii) the inability of the Company, and only to the extent of such inability, to satisfy principal payments on the Bonds in December 1997 and December 1999.

          II.  AMENDMENT OF SECTION 801(d).

          Section 801(d) of the Indenture is hereby amended to read in its entirety as follows:

          (d) Without limitation to the provisions of Sections 801(b) and
(c), the Guarantor will not cause or permit any of its consolidated Subsidiaries (other than (i) the Operating Company, which is governed by the provisions of Sections 801(b) and (c), AND (ii) SAHARA GREEN VALLEY, WHICH SHALL NOT BE SUBJECT TO ANY RESTRICTIONS UNDER THIS SECTION 801(d)) to merge, consolidate or amalgamate with or into, or Dispose of all or substantially all of its properties or assets as an entirety or substantially as an entirety to, any Person, except for mergers, consolidations and amalgamations with or into, or Dispositions to, another Subsidiary of the

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Guarantor and in which the surviving or resulting entity or the entity to which such Disposition is made (i) is organized under the laws of a state of the United States, (ii) has all Gaming Permits for the ownership and operation of each casino or other gaming facility it owns or operates (after giving effect to such transaction) and (iii) is an entity the accounts of which would, under generally accepted accounting principles consistently applied, be consolidated with those of the Guarantor in the Guarantor's consolidated financial statements after giving effect to such transaction.

          III. AMENDMENT OF SECTION 1008

          Section 1008 of the Indenture is hereby amended to read in its entirety as follows:

          SECTION 1008. LIMITATION ON DEBT OF THE OPERATING COMPANY.

          (a) The Operating Company will not, and will cause its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY, WHICH SHALL NOT BE SUBJECT TO ANY RESTRICTIONS UNDER THIS SECTION 1008, EXCEPT FOR THE RESTRICTIONS PROVIDED IN SECTION 1008(g)) not to, directly or indirectly, Incur any Secured Debt, unless (1) at the date (the "Subject Date") of such Incurrence and after giving effect thereto, the aggregate Outstanding Amount of all Secured Debt (including the Note) of the Operating Company and its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY) does not exceed 66-2/3% of the Appraised Value as set forth in the Certificate of Appraised Value delivered pursuant to Section 1008(d), and (2) the pro forma Coverage Ratio of the Operating Company, calculated for the period comprised of the four most recent consecutive fiscal quarters of the Operating Company ending prior to the Subject Date, adjusted to give retroactive effect to the Incurrence of such Secured Debt as of the first day of the first such fiscal quarter (and, if any of the proceeds of such Secured Debt are being utilized for the acquisition of any property or asset by the Operating Company or any of its consolidated Subsidiaries (OTHER THAN SAHARA GREEN VALLEY), adjusted to give retroactive effect to the Net Income, if any, of any such property or asset for such four fiscal quarters) is not less than 2.0 to 1 and (3) the Lien on the Trust Estate in favor of such Secured Debt (x) is junior to or on a parity with the Lien of the Mortgage and (y) complies with the provisions of
Section 1009.

          (b) The Operating Company will not, and will cause its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY, WHICH SHALL NOT BE SUBJECT TO ANY RESTRICTIONS UNDER THIS SECTION 1008, EXCEPT FOR THE RESTRICTIONS PROVIDED IN SECTION 1008(g)) not to, directly or indirectly, Incur any Debt (including any

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Secured Debt), unless (1) at the Subject Date and after giving effect to such
Incurrence, the aggregate Outstanding Amount of all Debt (including the Note) of the Operating Company and its Subsidiaries (OTHER THAN SAHARA GREEN
VALLEY) does not exceed 80% of the Appraised Value as set forth in the Certificate of Appraised Value delivered pursuant to Section 1008(d), and (2) the pro forma Coverage Ratio of the Operating Company, calculated for the period comprised of the four most recent consecutive fiscal quarters of the Operating Company ending prior to the Subject Date, adjusted to give retroactive effect to the Incurrence of such Debt as of the first day of the first such fiscal quarter (and, if any of the proceeds of such Debt are being utilized for the acquisition of any property or asset by the Operating
Company or any of its consolidated Subsidiaries (OTHER THAN SAHARA GREEN VALLEY), adjusted to give retroactive effect to the net Income, if any, of any such property or asset for such four fiscal quarters), is not less than
1.5 to 1.

          (c) Notwithstanding the provisions of Sections 1008(a) and 1008(b), the Operating Company and its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY) may create, incur or assume (i) Secured Debt Incurred for the purpose of financing the acquisition by the Operating Company or one of its Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operating of the Hotel-Gambling Hall and secured by a Lien on such FF&E (which Lien may be senior to the Lien of the Mortgage) so long as the amount of such Secured Debt shall not exceed 80% of the cost of the related FF&E;
(ii) Unsecured Debt in an Outstanding Amount not to exceed $15 million at any time, the proceeds of which are applied solely to pay principal of (and premium, if any) and interest on the Note, PROVIDED, HOWEVER, that if any such Unsecured Debt is to be owed to an Affiliate of the Operating Company, then, prior to the Incurrence of such Unsecured Debt, the Operating Company or one of its Subsidiaries (whichever is to Incur such Debt) and such Affiliate shall have entered into an agreement containing subordination provisions substantially in the form attached hereto as Exhibit D whereby the payment of such Unsecured Debt shall be subordinated to the payment of the Note and the Bonds (and all other Secured Debt secured by a lien on the Trust Estate, or any portion thereof, ranking on a parity with or senior to the lien of the Mortgage) and the Operating Company shall have delivered a true and correct copy of such agreement to the Trustee, together with an Officers' Certificate stating that such Unsecured Debt will be Incurred in compliance with the provisions of this Section 1008(c)(ii); and (iii) Related Party Subordinated Debt in an Outstanding Amount not to exceed $2 million at any time, PROVIDED that, prior to the Incurrence of any such Related Party Subordinated Debt, the Operating Company or one of its Subsidiaries

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(whichever is to Incur such Debt) and the Person to whom such Debt will be owned shall have entered into an agreement containing subordination provisions substantially in the form attached hereto as Exhibit D whereby the payment of such Related Party Subordinated Debt will be subordinated to the payment of the Note and the Bonds (and all other Secured Debt secured by a lien on the Trust Estate, or any portion thereof, ranking on a parity with or senior to the lien of the Mortgage) and the Operating Company shall have delivered a true and correct copy of such agreement to the Trustee, together with an Officers' Certificate stating that such Related Party Subordinated Debt will be Incurred in compliance with the provisions of this Section 1008(c)(iii). Any Debt Incurred pursuant to this Section 1008(c) shall be excluded from any subsequent or contemporaneous computation made under
Section 1008(a) or 1008(b).

          (d) Prior to the Incurrence of any Debt by the Operating Company or any of its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY), the Operating Company shall deliver to the Trustee (i) in the case of Debt to be Incurred pursuant to
Section 1008(a) or 1008(b), a Certificate of Appraised Value (which shall be dated, and shall set forth the Appraised Value, as the of a date not more than ten days prior to the date on which such Debt is to be Incurred) and a Certificate of Coverage Ratio (which shall set forth the pro forma Coverage Ratio and calculations used in determining the same for the relevant four fiscal quarters); (ii) in the case of Secured Debt to be Incurred pursuant to Section 1008(a) or, if applicable, 1008(c)(i), an Opinion of Counsel (which shall be Independent counsel) to the effect that the instrument creating a Lien in favor of such Secured Debt contains provisions to the effect called for by Section 1009 hereof or Section 503(d) of the Mortgage, as the case may be; (iii) in the case of Debt to be Incurred pursuant to Section 1008(c)(ii) or (iii), an Opinion of Counsel (which shall be Independent counsel) to the effect that the instrument creating or evidencing such Debt contains subordination provisions substantially in the form of Exhibit D hereto; and (iv) in all cases, an Officers' Certificate (which shall be dated the date on which such Debt is to be Incurred) stating (A) the amount of such Debt, (3) that the Incurrence thereof will be in compliance with this Section 1008 (including, with limitation, Section 1008(f)) and the other applicable provisions of this Indenture and the Mortgage and (C) that no Default has occurred or, as a result of the Incurrence, will occur.

          (e) The Operating Company will cause the payment of all Debt owing by the Operating Company to the Guarantor or any Affiliates of the Guarantor and outstanding on the date on

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which the Bonds are initially issued to be duly subordinated to the payment of the Note and the Bonds pursuant to an instrument entered into with the Guarantor or such Affiliate and containing subordination provisions substantially in the form of Exhibit D to this Indenture.

          (f) Anything herein to the contrary not withstanding, the Operating Company will not, and will not cause or permit any of its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY) to, Incur any Debt unless the Operating Company and its Affiliates shall have obtained (i) all Gaming Permits, if any, required in connection therewith and (ii) all required consents and approvals, if any, of the lessor under the Pioneer Ground Lease.

          (g) SAHARA GREEN VALLEY SHALL NOT BE SUBJECT TO ANY RESTRICTIONS ON THE INCURRENCE BY IT OF INDEBTEDNESS, EXCEPT THAT SAHARA GREEN VALLEY WILL NOT, DIRECTLY OR INDIRECTLY, INCUR DEBT EXCEEDING $70,000,000 IN AGGREGATE PRINCIPAL AMOUNT IF SUCH DEBT IS SECURED BY THE REAL PROPERTY OWNED BY SAHARA GREEN VALLEY IN HENDERSON, NEVADA.

          IV.  AMENDMENT OF SECTION 1010

          Section 1010 of the Indenture is hereby amended to read in its entirety as follows:

          SECTION 1010. LIMITATION ON DISTRIBUTIONS AND INVESTMENTS.

          (a) As long as any of the Bonds are Outstanding, the Company shall not make, directly or indirectly, any Restricted Payment or Restricted Investment.

          (b) As long as any of the Bonds are Outstanding, the Operating Company will not make, and will not cause or permit any of its Subsidiaries or any Person directly or indirectly controlled by the Operating Company to make, directly or indirectly, any Restricted Payment or Restricted Investment, unless;

               (1) no Default shall have occurred and be continuing, or would occur as a consequence thereof; and

               (2) the amount of such Restricted Payment or Restricted Investment, as the case may be (in either case, a "Proposed Payment"), plus the aggregate amount of all Restricted Payments and Restricted Investments made during the period of the 12 most recent consecutive calendar months (the "Subject

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          Period") ending prior to the date of such Proposed Payment, shall not exceed (i) 35% of Cash Flow for the Subject Period if the Operating Company has maintained a Coverage Ratio equal to at least 1.5 to 1 for the Subject Period; (ii) 50% of Cash Flow for the Subject
          Period if the Operating Company has maintained a Coverage Ratio equal to at least 2.0 to 1 for the Subject Period; (iii) 75% of Cash Flow for the Subject Period if the Operating Company has maintained a Coverage Ratio equal to at least 3.0 to 1 for the Subject Period; or
          (iv) 0% of Cash Flow in all other instances.

          Prior to any such Proposed Payment, the Operating Company will deliver to the Trustee a Certificate of Coverage Ratio for the Subject Period and an Officers' Certificate (dated the date of such Proposed Payment) stating (i) that such Proposed Payment will be in compliance with this
Section 1010 and (ii) no Default has occurred or will occur as a result of such Proposed Payment.

          NOTWITHSTANDING THE PROVISIONS OF THIS SECTION 1010(b), SAHARA GREEN VALLEY SHALL NOT BE RESTRICTED FROM MAKING, DIRECTLY OR INDIRECTLY, A RESTRICTED PAYMENT OR RESTRICTED PAYMENTS TO THE OPERATING COMPANY IN AN AGGREGATE AMOUNT UP TO THE NET PROCEEDS RECEIVED UPON A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF SAHARA GREEN VALLEY.

          (c) Notwithstanding anything in this Section 1010 to the contrary, the Operating Company will not make, and will not cause or permit any of its Subsidiaries or any Person directly or indirectly controlled by the Operating Company to make, directly or indirectly, any Restricted Payments or Restricted Investments during the 12-month period following the date of acquisition of the Hotel-Gambling Hall by the Operating Company pursuant to the Acquisition Agreement.

          V.   AMENDMENT OF SECTION 1011

          Section 1011 of the Indenture is hereby amended to read in its entirety as follows:

          SECTION 1011. RESTRICTION ON ACTIVITIES.

          (a) The Company will not, directly or indirectly, engage in any business or activities, acquire or hold any property (including any capital stock or partners' or other ownership interests) or Incur any Debt other than the Bonds; PROVIDED, HOWEVER, that the Company may hold the Note and the Mortgage Documents, collect and remit payments received and preserve its rights thereunder, do or cause to be done all

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things necessary or appropriate to protect the Trust Estate and to preserve its rights (and the rights of the Trustee and the Holders) therein, and otherwise comply with its obligations under this Indenture, the Mortgage Documents and the Bonds and perform activities incidental thereto.

          (b) The Operating Company will not, and will cause its Subsidiaries (OTHER THAN SAHARA GREEN VALLEY) not to, engage in any business or activities other than those necessary or appropriate for, incidental to, connected with or arising out of, financing, owning and operating the Hotel-Gambling Hall.

          VI.  ADDITION OF SECTION 1018

          Section 1018 of the Indenture is hereby added to the Indenture to read in its entirety as follows:

          SECTION 1018. MISCELLANEOUS RESTRICTIONS ON THE OPERATING COMPANY AND SAHARA GREEN VALLEY

          (a) THE OPERATING COMPANY'S USE OF THE $10,000,000 CONTRIBUTION SHALL BE LIMITED TO (i) CAPITAL CONTRIBUTION TO SAHARA GREEN VALLEY, (ii) REPURCHASE OF BONDS, (iii) THE PAYMENT OF INTEREST, PREMIUM, IF ANY, AND PRINCIPAL ON THE NOTE, AND (iv) CAPITAL EXPENDITURES AT THE HOTEL-GAMBLING HALL.

          (b) THE OPERATING COMPANY'S USE OF THE $5,000,000 CONTRIBUTION SHALL BE LIMITED TO (i) THE PAYMENT OF INTEREST, PREMIUM, IF ANY, AND PRINCIPAL ON THE NOTE AND (ii) CAPITAL EXPENDITURES AT THE HOTEL-GAMBLING HALL.

          (c) THE USE OF THE CONTINGENT CONTRIBUTION, IF ANY, BY EITHER THE OPERATING COMPANY OR SAHARA GREEN VALLEY, SHALL BE LIMITED TO (i) CAPITAL CONTRIBUTION TO SAHARA GREEN VALLEY, (ii) REPURCHASE OF BONDS, (iii) THE PAYMENT OF INTEREST, PREMIUM, IF ANY, AND PRINCIPAL ON THE NOTE, AND (iv) CAPITAL EXPENDITURES AT THE HOTEL-GAMBLING HALL.

          VII. AMENDMENT OF SECTION 101

          Section 101 of the Indenture is hereby amended to include following definitions:

          "ALTERNATIVE CONTRIBUTION" MEANS THE AMOUNT OF FUNDS WHICH THE GUARANTOR AND OR ANY OF ITS AFFILIATES SHALL HAVE LOANED OR CONTRIBUTED TO THE OPERATING COMPANY AND/OR SAHARA GREEN VALLEY OTHER THAN PURSUANT TO THE $10,000,000 CONTRIBUTION OR THE $5,000,000 CONTRIBUTION, WHICH LOAN OR CONTRIBUTION SHALL HAVE BEEN MADE PRIOR TO THE TIME OF THE

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

REQUIREMENT TO LOAN OR CONTRIBUTE MONEY UNDER THE CONTINGENT CASH OBLIGATION.

          "CONTINGENT CONTRIBUTION" MEANS A LOAN OR CONTRIBUTION IN A MAXIMUM AMOUNT OF $10,000,000 THAT THE GUARANTOR SHALL, SUBJECT TO (i) THE CONSUMMATION OF A SALE BY SAHARA LAS VEGAS OF THE WET'N WILD PARCEL AT ANY TIME PRIOR TO THE MATURITY OF THE BONDS, OR (ii) THE INABILITY OF THE COMPANY, AND ONLY TO THE EXTENT OF SUCH INABILITY, TO SATISFY PRINCIPAL PAYMENTS ON THE BONDS IN DECEMBER 1997 AND DECEMBER 1998, MAKE, OR CAUSE ITS SUBSIDIARIES OR AFFILIATES TO MAKE, TO THE OPERATING COMPANY AND/OR SAHARA GREEN VALLEY.

          "SAHARA GREEN VALLEY" MEANS SAHARA MISSION VALLEY INC., A NEVADA CORPORATION.

          "WET'N WILD DEED OF TRUST" MEANS THAT CERTAIN DEED OF TRUST IN FAVOR OF THE TRUSTEE AND FOR THE BENEFIT OF THE HOLDERS, ENCUMBERING THE WET'N WILD PARCEL AND SECURING THE OBLIGATION OF THE GUARANTOR TO MAKE THE CONTINGENT CASH OBLIGATION, WHICH WET'N WILD DEED OF TRUST SHALL BE EXECUTED AND
RECORDED IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE UPON THE CONSUMMATION OF THE SALE OF THE SAHARA HOTEL AND SHALL BE RELEASED UPON THE EARLIER OF (i) THE MAKING OF LOANS AND/OR CONTRIBUTIONS BY THE GUARANTOR AND/OR ITS AFFILIATES TO THE OPERATING COMPANY AND/OR SAHARA GREEN VALLEY IN AN AGGREGATE AMOUNT EQUAL TO AT LEAST $10,000,000, PURSUANT TO THE
ALTERNATIVE CONTRIBUTION AND/OR THE CONTINGENT CASH OBLIGATION, AND (ii) SATISFACTION IN FULL OF THE BONDS.

          "WET'N WILD PARCEL" MEANS THAT CERTAIN REAL PROPERTY LOCATED IN CLARK COUNTY, NEVADA, COMMONLY KNOWN AS THE WET'N WILD WATER PARK AND COMPRISING APPROXIMATELY 26.80 ACRES, MORE OR LESS.

          "$10,000,000 CONTRIBUTION" MEANS THE $10,000,000 CONTRIBUTION THAT THE GUARANTOR SHALL, SUBJECT TO THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF HHI, SNC AND SAHARA LAS VEGAS, MAKE OR CAUSE TO BE MADE TO THE OPERATING COMPANY WITHIN SIXTY (60) DAYS AFTER THE LATER OF THE CONSUMMATION OF THE SALES OF THE HACIENDA HOTEL AND THE SAHARA HOTEL.

          "$5,000,000 CONTRIBUTION" MEANS THE $10,000,000 CONTRIBUTION THAT THE GUARANTOR SHALL, SUBJECT TO THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF HHI, SNC AND SAHARA LAS VEGAS, MAKE OR CAUSE TO BE MADE TO THE OPERATING COMPANY WITHIN SIXTY (60) DAYS AFTER THE LATER OF THE CONSUMMATION OF THE SALES OF THE HACIENDA HOTEL AND THE SAHARA HOTEL.

          VIII.     MISCELLANEOUS

          A. EXECUTION BY TRUSTEE. The Trustee executes this Third Supplemental Indenture in accordance with the terms of the Indenture; provided, however, that such execution is conditioned upon the satisfaction of all the terms and conditions contained herein, and that such execution shall not constitute a waiver of any of the terms and conditions set forth in the Indenture or other Mortgage Documents.

          B. INDEMNIFICATION. Guarantor agrees to defend, indemnify and hold Trustee and its officers, employees and agents harmless from any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims) or loss, including reasonable attorneys' fees, consultant fees, and expert fees which may arise due to any breach of Trustee's fiduciary responsibilities under the Indenture as a result of the Trustee's execution of this Third Supplemental Indenture.

          C. EFFECT ON INDENTURE DOCUMENTS. Except as otherwise amended, modified or supplemented by this Third Supplemental Indenture, the Indenture, Mortgage Documents, Environmental Indemnity Agreement and Environmental Assignment Agreement shall continue in full force and effect and are enforceable in accordance with their terms.

          D. COUNTERPARTS. This Third Supplemental Indenture may be executed in counterparts.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

          "Trustee"                                        "Company"

IBJ SCHRODER BANK & TRUST                     PIONEER FINANCE CORP., a
COMPANY                                       Nevada corporation



By:                                           By:
    ------------------------------               ------------------------------

Its:                                          Its:
     -----------------------------                 ----------------------------





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         "Operating Company"                        "Guarantor"

PIONEER HOTEL INC., a Nevada                  SAHARA GAMING CORPORATION, a
corporation                                   Nevada corporation



By:                                           By:
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Its:                                          Its:
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